Exhibit 2

Industry Canada | Industrie Canada

Certificate of Amalgamation

Certificat de fusion

Canada Business Corporations Act

Loi canadienne sur les sociétés par actions

TALISMAN ENERGY INC.

SOCIETE D'ENERGIE TALISMAN INC.

423710-2

Name of corporation-Dénomination de la société

Corporation number-Numéro de la société

I hereby certify that the above-named corporation resulted from an amalgamation, under section 185 of the *Canada Business Corporations Act,* of the corporations set out in the attached articles of amalgamation.

Je certifie que la société susmentionnée est issue d'une fusion, en vertu de l'article 185 de la *Loi canadienne sur les sociétés par actions,* des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.

Director - Directeur

May 18, 2004 / le 18 mai 2004

Date of Amalgamation - Date de fusion

Canada

Industry Canada / Industrie Canada
Canada Business Corporations Act / Loi canadienne sur les sociétés par actions

FORM 9 / ARTICLES OF AMALGAMATION / (SECTION 185)

FORMULE 9 / STATUTS DE FUSION / (ARTICLE 185)

1 -- Name of the Amalgamated Corporation / Dénomination sociale de la société issue de la fusion

TALISMAN ENERGY INC./SOCIETE D' ENERGIE TALISMAN INC.

2 -- The province or territory in Canada where the registered office is to be situated / La province ou le territoire au Canada où se situera le siège social

Alberta

3 -- The classes and any maximum number of shares that the corporation is authorized to issue / Catégories et tout nombre maximal d'actions que la société est autorisée à émettre

The annexed Schedule "A" is incorporated herein by reference.

4 -- Restrictions, if any, on share transfers / Restrictions sur le transfert des actions, s'il y a lieu

There are no restrictions on transfers of shares.

5 -- Number (or minimum and maximum number) of directors / Nombre (ou nombre minimal et maximal) d'administrateurs

Maximum 20 Minimum 4; as determined from time to time by the directors.

6 -- Restrictions, if any, on business the corporation may carry on / Limites imposées à l'activité commerciale de la société, s'il y a lieu

There are no restrictions.

7 -- Other provisions, if any / Autres dispositions, s'il y a lieu

The annexed Schedule "B" is incorporated herein.

8 -- The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows: / La fusion a été approuvée en accord avec l'article ou le paragraphe de la Loi indiqué ci-après

- [ ] 183
- [x] 184(1)
- [ ] 184(2)

9 -- Name of the amalgamating corporations / Dénomination sociale des sociétés fusionnantes	Corporation No. / Nº de la société	Signature	Date	Title / Titre
Talisman Energy Inc./Societe d' energie Talisman Inc.	416410-5	[signature]	06/05/2004	EXECUTIVE VICE PRESIDENT, CORPORATE AND LEGAL
VISTA Midstream Solutions Ltd.	369271-0	[signature]	06/05/2004	Director

For Departmental Use Only - À l'usage du ministère
Corporation No. / Nº de la société ▸ 423710-2

Filed - Déposée: MAY / MAI 17 2004

Canada

IC 3190 (2001/11)

SCHEDULE "A"

TO

ARTICLES OF AMALGAMATION

1. **<u>COMMON SHARES</u>**

The Corporation shall be authorized to issue an unlimited number of Common Shares. The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

(a) <u>Payment of Dividends</u>: The holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amount and payable at such times and such place or places in Canada as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the Common Shares, the board of directors may, in its sole discretion, declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.

(b) <u>Participation upon Liquidation Dissolution or Winding-up</u>: In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to the Common Shares, be entitled to participate rateably in any distribution of any assets of the Corporation.

(c) <u>Voting Rights</u>: The holders of the Common Shares shall be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Share held at all such meetings.

2. **<u>FIRST PREFERRED SHARES</u>**

The Corporation shall be authorized to issue an unlimited number of First Preferred Shares. The rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class are as follows:

(a) <u>Issuable in Series</u>: The First Preferred Shares may at any time or from time to time be issued in one or more series. Subject to the provisions of this subparagraph 2(a), the board of directors of the Corporation may from time to

time fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of First Preferred Shares, including, without limiting the generality of the foregoing, the rate, amount or method of calculation of dividends thereon, the time and place of payment of dividends, the conditions for and the terms and conditions of any purchase for cancellation, retraction or redemption thereof, conversion or exchange rights (if any, and whether into or for securities of the Corporation or otherwise), voting rights attached thereto (if any), the terms and conditions of any share purchase or retirement plan or sinking fund, and restrictions on the payment of dividends on any shares other than First Preferred Shares or payment in respect of capital on any shares in the capital of the Corporation or creation or issue of debt or equity securities; the whole subject to filing with the Director (as defined in the *Canada Business Corporations Act* or successor legislation thereto) copies of the resolution of the board directors of the Corporation setting forth a description of such series including the designation, rights, privileges, restrictions and conditions attached to the shares of such series.

(b) Rank: The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series with respect to declared or accumulated dividends and return of capital. The First Preferred Shares shall be entitled to a preference over the Second Preferred Shares and the Common Shares and over any other shares of the Corporation ranking junior to the First Preferred Shares with respect to priority in the payment of dividends and in the distribution of assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any declared or cumulative dividends or amounts payable on a return of capital are not paid in full, the First Preferred Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the First Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment in satisfaction of claims in respect of dividends. The First Preferred Shares of any series may also be given such other preferences not inconsistent with clauses (a) to (d) hereof over the Second Preferred Shares and over any other shares ranking junior to the First Preferred Shares as may be determined in the case of such series of First Preferred Shares.

(c) No Voting Rights: The holders of any particular series of First Preferred Shares shall, if the board of directors so determines prior to the issuance of any such series, be entitled to such voting rights as may be determined by the board of

directors if the Corporation fails to pay dividends on that series of First Preferred Shares for a period in excess of twelve (12) months. Except as hereinafter referred to or as required by law, the holders of First Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

(d) Amendment: The rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of the First Preferred Shares given as herein specified.

(e) Idem: The rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class provided herein and as may be provided from time to time may be repealed, altered, modified, amended or amplified or otherwise varied only with the approval of the holders of the First Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of holders of First Preferred Shares duly called for such purpose and held upon at least twenty-one (21) days' notice at which a quorum is present comprising at least two persons present holding or representing by proxy at least twenty (20%) per cent of the outstanding First Preferred Shares. If any such quorum is not present within half an hour after the time appointed for the meeting, then the meeting shall be adjourned to a date being not less than fifteen (15) days later and at such time and place as may be appointed by the chairman at which a quorum shall be comprised of that number of holders of First Preferred Shares present in person or by proxy. The formalities to be observed with respect to giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those which may from time to time be described in the by-laws of the Corporation with respect to meetings of shareholders. On every vote taken at every such meeting or adjourned meeting each holder of a First Preferred Share shall be entitled to one (1) vote in respect of each First Preferred Share held.

3. SECOND PREFERRED SHARES

The Corporation shall be authorized to issue an unlimited number of Second Preferred Shares. The rights, privileges, restrictions and conditions attaching to the Second Preferred Shares as a class are as follows:

(a) Issuable in Series: The Second Preferred Shares may at any time or from time to time be issued in one or more series. Subject to the provisions of this subparagraph 3(a), the board of directors of the Corporation may from time to time fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Second Preferred Shares, including, without limiting the generality of the foregoing, the rate, amount or method of calculation of dividends thereon, the time and place of

payment of dividends, the consideration for and the terms and conditions of any purchase for cancellation, retraction or redemption thereof, conversion or exchange rights (if any, and whether into or for securities of the Corporation or otherwise), voting rights attached thereto (if any), the terms and conditions of any share purchase or retirement plan or sinking fund, and restrictions on the payment of dividends on any shares other than Second Preferred Shares or payment in respect of capital on any shares in the capital of the Corporation or creation or issue of debt or equity securities; the whole subject to filing with the Director (as defined in the *Canada Business Corporations Act* or successor legislation thereto) copies of the resolution of the board of directors of the Corporation setting forth a description of such series including the designation, rights, restrictions, conditions and limitations attached to the shares of such series.

(b) Rank: The Second Preferred Shares of each series shall rank on a parity with the Second Preferred Shares of every other series with respect to declared or accumulated dividends and return of capital. The Second Preferred Shares shall be entitled to a preference over the Common Shares and over any other shares of the Corporation ranking junior to the Second Preferred Shares with respect to priority in the payment of dividends and in the distribution of assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any declared or cumulative dividends or amounts payable on a return of capital are not paid in full, the Second Preferred Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Second Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment in satisfaction of claims in respect of dividends. The Second Preferred Shares of any series may also be given such other preferences not inconsistent with clauses (a) to (d) hereof over any shares ranking junior to the Second Preferred Shares as may be determined in the case of such series of Second Preferred Shares.

(c) No Voting Rights: The holders of any particular series of Second Preferred Shares shall, if the board of directors so determines prior to the issuance of any such series, be entitled to such voting rights as may be determined by the board of directors if the Corporation fails to pay dividends on that series of Second Preferred Shares for a period in excess of twelve (12) months. Except as hereinafter referred to or as required by law, the holders of Second Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

(d) Amendment: The rights, privileges, restrictions and conditions attaching to the Second Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of the Second Preferred Shares given as herein specified.

(e) Idem: The rights, privileges, restrictions and conditions attaching to the Second Preferred Shares as a class provided herein and as may be provided from time to time may be repealed, altered, modified, amended or amplified or otherwise varied only with the approval of the holders of the Second Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of holders of Second Preferred Shares duly called for such purpose and held upon at least twenty-one (21) days' notice at which a quorum is present comprising at least two persons present holding or representing by proxy at least twenty (20%) per cent of the outstanding Second Preferred Shares. If any such quorum is not present within half an hour after the time appointed for the meeting, then the meeting shall be adjourned to a date being not less than fifteen (15) days later and at such time and place as may be appointed by the chairman at which a quorum shall be comprised of that number of holders of Second Preferred Shares present in person or by proxy. The formalities to be observed with respect to giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those which may from time to time be described in the by-laws of the Corporation with respect to meetings of shareholders. On every vote taken at every such meeting or adjourned meeting each holder of a Second Preferred Share shall be entitled to one (1) vote in respect of each Second Preferred Share held.

4. **FIRST SERIES OF THE FIRST PREFERRED SHARES**

The first series of the First Preferred Shares of the Corporation, designated "Redeemable Preference Shares", shall consist of 536,000 shares and have attaching thereto, in addition to the rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class, the following rights, privileges, restrictions and conditions:

(a) Dividends: The holders of the Redeemable Preference Shares shall not be entitled to receive any dividends thereon.

(b) Voting Rights: Except as otherwise specified in the Act, the holders of the Redeemable Preference Shares shall not have any voting rights whatsoever nor shall they be entitled to receive notice of or to attend meetings of the shareholders of the Corporation.

(c) Redemption by Corporation: Subject to the provisions of the Act, the Corporation may at any time redeem all of the outstanding Redeemable Preference Shares or from time to time redeem any part thereof, either pro rata disregarding fractions or by lot, in such manner as the Board of Directors of the Corporation deems

equitable, at and for a redemption price for each Redeemable Preference Share of $9.375 (the "Redemption Price"). In the case of any redemption of Redeemable Preference Shares, the Corporation shall, before the date specified for redemption, give notice in writing to each person who at the date of the giving of such notice is the registered holder of Redeemable Preference Shares to be redeemed, of the intention of the Corporation to redeem such Redeemable Preference Shares. Any such notice shall be validly and effectively given if sent by prepaid first class mail, addressed to such holder at his address as it appears in the books of the Corporation or, in the event of the address of such holder not so appearing, then to the address of such holder last known to the Corporation; provided however that the accidental failure or omission to give such notice as aforesaid to one or more of such holders shall not affect the validity of the redemption, but upon such failure or omission being discovered, notice shall be given forthwith and shall have the same force and effect as if given in due time. Such notice shall set out the date (the "Redemption Date") on which the redemption is to take place, the Redemption Price, and, unless all Redeemable Preference Shares held by the holder to whom it is addressed are to be redeemed, the number of Redeemable Preference Shares so held which are to be redeemed.

On and after the Redemption Date, the Corporation shall pay or cause to be paid to the holders of the Redeemable Preference Shares so called for redemption, the Redemption Price for each Redeemable Preference Share on presentation and surrender at such place or places within Canada designated in such notice, of the certificate or certificates (herein collectively called the "Certificates") representing the Redeemable Preference Shares so called for redemption. Payment of the Redemption Price shall be made by cheque payable at par at any branch in Canada of the Corporation's bankers for the time being and such payment, unless dishonoured, shall be a full and complete discharge of the Corporation's obligation to pay the Redemption Price owed to the holders of Redeemable Preference Shares so called for redemption. Subject as hereinafter provided, the Redeemable Preference Shares so called for redemption shall be and be deemed to be redeemed on the Redemption Date. From and after the Redemption Date, the holders of such Redeemable Preference Shares called for redemption shall not be entitled to exercise any of the rights of shareholders in respect thereof except to receive the Redemption Price therefor, provided that if payment of the Redemption Price for any Redeemable Preference Shares is not duly made by or on behalf of the Corporation in accordance with the provisions hereof, then the rights of the holder thereof shall remain unaffected. If part only of the Redeemable Preference Shares represented by any Certificate shall be redeemed, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.

The Corporation may at any time deposit the money required for the payment of the Redemption Price of Redeemable Preference Shares called for redemption in a special account or accounts with a named Canadian chartered bank or trust company (the "Depositary") in trust for the respective holders of such Redeemable

Preference Shares, to be paid to them respectively without interest upon surrender to the Depositary of the Certificates representing such shares. Upon such deposit being made as aforesaid, the Corporation shall be fully and completely discharged from its obligation to pay the Redemption Price owed to the holders of such Redeemable Preference Shares and thereafter the rights of such holders shall be limited to receiving without interest from the Depositary the Redemption Price for their Redeemable Preference Shares so redeemed against surrender to such Depositary of the Certificates representing such Redeemable Preference Shares so redeemed. Any interest on such deposit or deposits shall belong to the Corporation.

If at the end of six (6) years after the date of such deposit any amount remains unclaimed therein, the Corporation shall be entitled to withdraw the same as part of its general funds, without prejudice to the right of any holder of its Redeemable Preference Shares to claim against the Corporation for the amount withdrawn with respect to such holder's shares to the extent permitted by law.

(d) Redemption at the Option of the Holder: Any holder of Redeemable Preference Shares may at any time require the Corporation to redeem all but not less than all of the Redeemable Preference Shares held by such shareholder at and for the Redemption Price per Redeemable Preference Share by giving notice in writing to the Corporation at its registered office of the desire of such holder to have all of the Redeemable Preference Shares held by such shareholder redeemed and by delivering the Certificates representing such Redeemable Preference Shares to the Corporation. Such notice shall be dated, shall contain the name in which the cheque for the Redemption Price of such Redeemable Preference Shares shall be issued and the address to which such cheque shall be sent. Within ten (10) days after receiving such notice and such Certificates from the holder of Redeemable Preference Shares, the Corporation, subject to the provisions of the Act, shall cause to be delivered or sent by prepaid first class mail to such holder at the address set forth in such notice a cheque payable at par at any branch in Canada of the Corporation's bankers for the time being in the amount of the Redemption Price for each Redeemable Preference Share represented by such Certificates. Upon such delivery or sending, as the case may be, such Redeemable Preference Shares, subject as hereinafter provided, shall be and be deemed to be redeemed and such holder shall cease to be entitled to exercise any of the rights of a shareholder in respect thereof except to receive the Redemption Price therefor, provided that if such cheque not be honoured upon due presentation then such rights of such holder shall remain unaffected.

(e) Liquidation: In the event of the liquidation, dissolution or winding-up of the Corporation or distribution of its assets in anticipation thereof, each holder of Redeemable Preference Shares shall be entitled to receive and the Corporation shall pay to such holder, before any amount shall be paid or any property or assets of the Corporation distributed to the holders of Common Shares or any class of shares ranking junior to the Redeemable Preference Shares, the sum of $9.375 per

share for each Redeemable Preference Share held by such holder. After payment to the holders of the Redeemable Preference Shares of the amounts so payable to them as herein provided, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.

5. **FIRST SERIES OF THE SECOND PREFERRED SHARES**

The first series of the Second Preferred Shares of the Corporation, designated "Series Y Shares", shall consist of 8,500 shares and have attaching thereto, in addition to the rights, privileges, restrictions and conditions attaching to the Second Preferred Shares as a class, the following rights, privileges, restrictions and conditions:

(a) Dividends: The holders of the Series Y Shares shall be entitled to receive as and when declared by the board of directors of the Corporation out of monies properly applicable to the payment of dividends, fixed cumulative preferential cash dividends at the rate of eight (8%) per cent per annum of the Redemption Amount, as defined in subclause (c), to be calculated from the date of issue of such shares and to be payable, if, as and when declared by the board of directors. Other than as set forth herein, the holders of the Series Y Shares shall not be entitled to any further dividends.

(b) Voting Rights: Except as otherwise specified in the Act, the holders of the Series Y Shares shall not have any voting rights whatsoever nor shall they be entitled to receive notice of or to attend meetings of the shareholders of the Corporation.

(c) Redemption: Subject to the provisions hereof, the Series Y Shares shall be redeemable at any time at the option of the Corporation at a redemption amount of $7.70 for each Series Y Share issued (the "Redemption Amount").

(d) Restrictions: The Corporation shall not declare or pay any dividends on any of the Common Shares or other shares ranking junior to the Series Y Shares, nor shall the Corporation make any other distribution to the holders of such Common Shares or other shares ranking junior to the Series Y Shares, either through the reduction of capital or otherwise, if there are reasonable grounds for believing that the Corporation would, after the payment or distribution, be unable to redeem all of the Series Y Shares that are issued and outstanding at that time.

SCHEDULE "B"

TO

ARTICLES OF AMALGAMATION

1. The directors of the Corporation may, without authorization of the shareholders:

   (a) borrow money upon the credit of the Corporation;

   (b) issue, receive, sell or pledge debt obligations of the Corporation; and

   (c) mortgage, hypothecate, pledge or otherwise create security interest in all or any property of the Corporation owned or subsequently acquired, to secure any obligation of the Corporation.

2. The directors of the Corporation may appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.